O'Melveny & Myers LLP
                             400 South Hope Street
                         Los Angeles, California 90071
                                 (213) 430-6000



May 20, 2003

NTN Communications, Inc.
The Campus - 5966 La Place Court
Carlsbad, CA 92008

        Re:      Registration of Securities of NTN Communications, Inc.

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement ("Registration Statement") on Form S-3 of NTN Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of (i) 4,666,667 shares of the Company's common stock, $0.005 par value (the "Common Shares"), and (ii) 618,750 shares of the Company's common stock, $0.005 par value, that are issuable upon the exercise of common stock purchase warrants (the "Warrant Shares").

     We are of the opinion that the Common Shares have been duly authorized by all necessary corporate action on the part of the Company and the Common Shares will be validly issued, fully paid and non-assessable.

     We are further of the opinion that the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Warrant Shares in accordance with the common stock purchase warrants and the countersigning of the certificate or certificates representing the Warrant Shares by a duly authorized signatory of the registrar for the common stock the Warrant Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                    Respectfully submitted,



                                    /s/ O'MELVENY & MYERS LLP